Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Kathryn Lovik
Vice President, Chief Financial Officer & Treasurer	Manager, Communications
763-540-1553	763-540-1212

TENNANT COMPANY REPORTS 14% INCREASE IN SECOND QUARTER EPS

 ON 16% SALES GROWTH

Earnings Per Share Reach $0.41; Sales Grow Across All Categories

MINNEAPOLIS, Minn., July 22, 2004—Tennant Company (NYSE:  TNC) today reported net earnings of $3.7 million, or $0.41 per diluted share, on net sales of $128.8 million for its second quarter ended June 30, 2004.  Results for the quarter include a dilutive impact of $0.05 per share resulting from the company’s January 2004 acquisition of Walter-Broadley Machines Limited.  In the comparable 2003 period, the company reported net earnings of $3.2 million, or $0.36 per diluted share, on net sales of $110.8 million.

For the six months ended June 30, 2004, Tennant reported net earnings of $6.3 million, or $0.69 per diluted share, on net sales of $247.9 million.  Results for the period include a dilutive impact of $0.08 per share resulting from the Walter-Broadley acquisition, in line with the company’s expectations.  In the comparable 2003 period, Tennant reported net earnings of $5.8 million or $0.64 per diluted share (including a net unusual benefit of $600,000, or $0.06 per diluted share), on net sales of $223.9 million (including previously deferred revenues of $6.4 million).  Excluding these unusual items, Tennant’s net earnings per share for the first half of 2004 increased 19% compared with the first half of 2003 on a 14% increase in net sales.

Janet M. Dolan, Tennant Company’s president and chief executive officer, said second quarter results benefited from healthy growth across all product categories and all geographies.  “We had double-digit increases in equipment and aftermarket parts and service revenues and the quarter-over-quarter growth in our North America sales was the strongest we have seen in nearly three years,” said Dolan.  “Our second quarter performance reflects not only the continuing recovery in the North American industrial sector, but also the benefits of our prior investments in new products, in expanding our European sales and service coverage and in realigning our North American sales and distribution resources to reach our markets and serve our customers more effectively.”

Dolan reaffirmed that Tennant expects earnings per share for the full year of $1.55 to $1.85, the range it initially projected for 2004.  “The benefits from the actions we have previously taken to strengthen our business should continue to favorably affect our financial performance in the year’s second half,” said

2—Tennant Reports Second Quarter Results

Dolan.  “In addition, our second-half results should benefit from new products scheduled for launch in our third and fourth quarters.”

Review of Results

Tennant’s consolidated net sales for the 2004 second quarter increased 16.2% compared with the 2003 second quarter.  Favorable foreign currency exchange effects added about 2% to net sales in the 2004 second quarter.  The company’s January 2004 acquisition of Walter-Broadley Machines Limited also added about 2.5% to second quarter net sales.

For 2004 to date, consolidated net sales increased 10.7%.  Excluding the $6.4 million of previously deferred revenues recognized in the 2003 first quarter, consolidated net sales for the first half of 2004 increased 14% compared with the first half of 2003.  Favorable foreign currency exchange effects added about 4% to net sales in the first half of 2004.  The acquisition of Walter-Broadley added approximately 2.5% to year-to-date net sales.

In North America, 2004 second quarter net sales totaled $87.8 million, up 12.6% from the 2003 second quarter.  Revenues from equipment and aftermarket and service grew at double-digit rates as Tennant benefited from the continuing recovery in the North American industrial sector as well as the introduction of new products, such as a new line of commercial vacuums and the addition of its FaST™ foam-activated scrubbing technology to more of its scrubbing equipment.  Dolan noted that consumables such as brushes, squeegees and detergents for the company’s cleaning equipment were the largest contributor to the growth in aftermarket revenues, reflecting higher equipment utilization among the company’s customers.

For the year to date, net sales in North America totaled $166.6 million, up 4.6% compared with the first half of 2003.  Excluding the $6.4 million of previously deferred revenues recognized in the 2003 first quarter, net sales in North America for the year to date increased 9% compared with the first half of 2003.  Favorable foreign currency exchange added about 1% to North American net sales in the first half of 2004.

In Europe, net sales for the 2004 second quarter totaled $28.7 million, up 36% compared with a weak 2003 second quarter.  Favorable foreign currency exchange effects added about 9% to second quarter net sales in Europe and the January 2004 acquisition of Walter-Broadley added about 13%.   “Our performance in Europe is benefiting from the expansion of our sales and service coverage in certain countries,” said Dolan.

For 2004 to date, net sales in Europe totaled $57.3 million, up 33.9% compared with the first half of 2003.  Favorable foreign currency exchange effects added about 13% to 2004 year-to-date net sales in Europe and the acquisition of Walter-Broadley added about 13%.

3—Tennant Reports Second Quarter Results

In Tennant’s other international markets, 2004 second quarter net sales totaled $12.3 million, up 5.1% compared with the 2003 second quarter.  Favorable foreign currency exchange effects added about 6% to net sales in the 2004 second quarter.  During the second quarter, higher sales in Australia and Asia were offset by weaker demand in Latin America and the Middle East.

For the year to date, net sales to other international markets totaled $24 million, up 9.6% compared with the first half of 2003 period.  Favorable foreign currency exchange effects added about 8% to 2004 year-to-date net sales to other international markets.

Operating profit for the 2004 second quarter totaled $6.5 million, up 18.2% compared with the 2003 second quarter.  The increase is primarily the result of revenue growth and the favorable effects of foreign currency translation.  The company achieved this improvement in second quarter operating profit despite an increase in reserves for slow-moving and excess inventory and the impact of higher steel costs, which together reduced second quarter earnings by approximately $0.07 per share.  Tennant implemented a surcharge on certain products to offset the expected increase in steel costs, but the implementation of the surcharge lagged the effects of the higher costs, resulting in short-term margin erosion.

For the year to date, operating profit totaled $10.8 million, up 11% from $9.7 million in the first half of 2003.  Excluding previously noted unusual items from the 2003 period, operating profit for the first half of 2004 increased 24%.

For the six months ended June 30, 2004, Tennant generated $16.5 million in cash from operations, up from $7.6 million in the comparable 2003 period.  Cash flow benefited from the growth in net earnings and a reduction in inventories resulting from the company’s ongoing efforts to rationalize inventories and implement lean manufacturing principles.

Direct foreign currency exchange effects, resulting primarily from the weakness of the U.S. dollar compared with the Euro, yen and Canadian and Australian dollars, increased earnings per share by about $0.08 in the 2004 second quarter and by about $0.18 in the first half of 2004.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world.  Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors.  Tennant’s global field service network is the most extensive in the industry.  Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich. and Uden, The Netherlands and sells products directly in 15 countries and through distributors in more than 50 countries.  For more information, visit www.tennantco.com.

4—Tennant Reports Second Quarter Results

This news release contains statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events.  Any such expectations or forecasts of future events are subject to a variety of factors.  These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve.  Particular risks and uncertainties presently facing us include:  the ability to implement our plans to increase worldwide operational efficiencies; the success and timing of new products; geo-political and economic uncertainty throughout the world; changes in tax laws and regulations; inflationary pressures; the potential for increased competition in our business from competitors that have substantial financial resources; the potential for soft markets in certain regions, including North America, Asia, Latin America and Europe; the relative strength of the U.S. dollar, which affects the cost of our products sold internationally; and our plan for growth.  We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown.  For additional information about factors that could materially affect Tennant’s results, please see the company’s Securities and Exchange Commission filings.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time.  It is not possible to anticipate or foresee all risk factors, and investors should not consider that any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Tennant will host a conference call to discuss its second quarter results today, July 22, 2004, at 10:00 a.m. Central Time.  The conference call will be available via webcast on the investor portion of Tennant’s Web site.  To listen to the call live on the Web, go to www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software.  A taped replay of the conference call will be available at www.tennantco.com for about two weeks after the call.

FINANCIAL TABLES FOLLOW

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended June 30
	2004	2003
(In millions, except per share data)	Reported	Reported
Net sales	$128.8	$110.8
Cost of sales	77.7	65.6
Gross profit	51.1	45.2
Gross margin	39.7%	40.8%

Research and development expenses	4.4	4.3
Selling and administrative expenses	40.2	35.4
Total operating expenses	44.6	39.7

Profit from operations	6.5	5.5
Operating margin	5.0%	5.0%

Interest income, net	—	0.2
Other expense	(0.4)	(0.3)

Earnings before income taxes	6.1	5.4
Income tax expense	2.4	2.2

Net earnings	$3.7	$3.2

Basic EPS	$0.41	$0.36

Diluted EPS	$0.41	$0.36

Average number of diluted shares	9.15	9.00

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Six Months Ended June 30
	2004	2003
(In millions, except per share data)	Reported	Reported	Unusual Items	Excluding Unusual Items
Net sales	$247.9	$223.9	$6.4	$217.5
Cost of sales	148.8	134.9	4.8	130.1
Gross profit	99.1	89.0	1.6	87.4
Gross margin	40.0%	39.7%		40.2%

Research and development expenses	8.4	8.4	—	8.4
Selling and administrative expenses	79.9	70.9	0.6	70.3
Total operating expenses	88.3	79.3	0.6	78.7

Profit from operations	10.8	9.7	1.0	8.7
Operating margin	4.4%	4.3%		4.0%

Interest income, net	0.1	0.3	—	0.3
Other expense	(0.4)	(0.3)	—	(0.3)

Earnings before income taxes	10.5	9.7	1.0	8.7
Income tax expense	4.2	3.9	0.4	3.5

Net earnings	$6.3	$5.8	$0.6	$5.2

Basic EPS	$0.70	$0.64	$0.06	$0.58

Diluted EPS	$0.69	$0.64	$0.06	$0.58

Average number of diluted shares	9.17	9.01		9.01

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	2004	2003
(In millions)	Jun. 30	Dec. 31	Jun. 30
ASSETS

Cash and cash equivalents	$20.9	$24.6	$8.7
Net receivables	88.1	85.6	75.9
Inventories	52.3	54.7	58.1
Deferred income taxes and other current assets	11.1	11.5	9.6

Total current assets	172.4	176.4	152.3

Net property, plant, and equipment	62.5	61.1	62.1
Deferred income taxes, long-term portion	1.8	1.6	3.7
Goodwill and other intangible assets	24.9	17.8	17.4
Other assets	3.6	2.0	2.9

Total assets	$265.2	$258.9	$238.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$7.8	$1.0	$0.9
Accounts payable, accrued expenses and deferred revenue	60.2	58.5	48.9

Total current liabilities	68.0	59.5	49.8

Long-term debt	1.6	6.3	5.0
Long-term employee benefits	28.2	27.5	27.2
Shareholders’ equity	167.4	165.6	156.4

Total liabilities and shareholders’ equity	$265.2	$258.9	$238.4

GEOGRAPHICAL NET SALES(1) (Unaudited)

	Three Months Ended June 30			Six Months Ended June 30
(In millions)	2004	2003	% of Change	2004	2003	% of Change
North America(2)	$87.8	$78.0	12.6%	$166.6	$159.2	4.6%
Europe	28.7	21.1	36.0	57.3	42.8	33.9
Other International	12.3	11.7	5.1	24.0	21.9	9.6

Total(3)	$128.8	$110.8	16.2%	$247.9	$223.9	10.7%

(1)          Net of intercompany sales.

(2)          North America net sales for the six months ended June 30, 2003, includes $6.4 million related to an amendment of a contract with a third-party lessor.  This revenue had previously been deferred. Excluding this benefit in 2003, North America net sales increased approximately 9% year to date.

(3)          Excluding the benefits from the $6.4 million impact of the third-party lessor contract amendment during the first quarter of 2003, total net sales increased approximately 14% year to date.

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30
(In millions)	2004	2003
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$6.3	$5.8

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	6.3	7.1
Changes in operating assets and liabilities	3.4	(2.4)
Other, net	0.5	(2.9)
Net cash flows related to operating activities	16.5	7.6

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(8.1)	(5.0)
Acquisition of Walter Broadley, net	(6.5)	—
Proceeds from disposals of property, plant and equipment	1.0	2.7
Net cash flows related to investing activities	(13.6)	(2.3)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Net changes in short-term borrowings	(0.2)	(2.8)
Payment of assumed Walter Broadley debt	(2.5)	—
Payment of long-term debt	—	(5.0)
Proceeds from employee stock issuances	0.7	0.3
Purchase of common stock	(1.2)	(1.8)
Dividends to shareholders	(3.8)	(3.8)
Net cash flows related to financing activities	(7.0)	(13.1)

Effect of exchange rates on cash	0.4	0.1

Net decrease in cash and cash equivalents	(3.7)	(7.7)

Cash and cash equivalents at beginning of year	24.6	16.4

Cash and cash equivalents at end of period	$20.9	$8.7